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Exhibit 10.13

AGREEMENT OF SALE AND PURCHASE

THIS AGREEMENT OF SALE AND PURCHASE ("Agreement") is made this 17th day of May, 2007 (the "Effective Date"), by and among Syngence, LLC, a Texas limited liability company ("Seller") and Krona Acquisition Corporation, a Delaware corporation ("Buyer").

BACKGROUND

        Seller has developed, owns and sells certain software and has acquired licenses to use related intellectual property. Such intellectual property is more fully described in Schedule 1 hereto and is herein referred to as the "Scheduled IP".

        Buyer has been organized to purchase the business and assets of Seller, and to engage in the following contemporaneous transactions:

        (a)   the purchase of certain technology and intellectual property rights from Lawrence Technologies LLC pursuant to a Technology and Intellectual Property Assignment Agreement substantially in the form heretofore provided to Seller (the "Technology Assignment"); and

        (b)   the consummation of funding from certain investors in the form of convertible notes and rights pursuant to documentation substantially in the form heretofore provided to Seller (the "Note Financing")

        Seller desires to sell to Buyer, and Buyer desires to purchase from Seller substantially all of the assets of Seller, including but not limited to the Scheduled IP, on the terms and subject to the conditions set forth in this Agreement.

        NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties, intending to be legally bound, agree as follows:

1.    Transfer of Assets.

        1.1    Transfer from Seller.    Subject to the terms and conditions set forth in this Agreement, Seller shall transfer, sell and assign to Buyer, and Buyer shall purchase and acquire from Seller, the following assets of Seller (collectively, the "Assets"), which shall be conveyed to Buyer free and clear of all debts, security and other third party interests and liens:

          1.1.1     All of Seller's right, title and interest in and to the Scheduled IP;

          1.1.2     All of Seller's right, title and interest in and to all other items of intellectual property, including Seller's name and all domain names owned by Seller (such included intellectual property, together with the Scheduled IP, being hereinafter referred to as the "IP".)

          1.1.3     All of Seller's cash, cash equivalents and accounts receivable;

          1.1.4     All of Seller's inventory of parts and finished goods, work in process and equipment;

          1.1.5     All of Seller's right, title and interest in and to the contracts listed in Schedule 1.1.5 (collectively, the "Listed Contracts") and all other contracts and agreements of Seller that are:

            (a)   Made in the ordinary course of Seller's business;

            (b)   Reflected, to the extent required in accordance with United States Generally Accepted Accounting Principles ("GAAP"), in the Financial Statements (defined in Section 5.2);

            (c)   Do not reflect obligations of Seller having a value of more than $10,000 with respect to any individual contract or $150,000 with respect to all such contracts and do not by their terms require performance by Seller at any time more than one year from the date hereof.

  All of the contracts described in this Section 1.1.5 are herein referred to, collectively, as the "Assumed Contracts".

          1.1.6     All of Seller's right, title and interest in and to the properties subject to real property lease or rental agreements listed in Schedule 1.1.6 (collectively, the "Listed Real Property Rights";

          1.1.7     All of Seller's right, title and interest in and to the equipment and other property under lease or rental agreements listed in Schedule 1.1.7 (collectively, the "Listed Lease Rights");

          1.1.8     All of Seller's right, title and interest in and to, to the extent so transferable, permits and licenses relating to its operation (collectively, the "Permits"); and

          1.1.9     All of Seller's right, title and interest in its telephone numbers, bank accounts, office supplies and other operating assets other than Excluded Assets (defined below).

        1.2    Excluded Assets.    The following Assets are not being purchased by Buyer:

          1.2.1     Seller's corporate existence and records (provided, however, that Seller shall provide copies of such records to Buyer on request; and

          1.2.2     Seller's rights under contracts that are not Assumed Contracts.

        1.3    Assumed Liabilities.    Concurrently with its acquisition of the Assets, Buyer shall assume:

          1.3.1     Seller's obligations under the Assumed Contracts to the extent, but only to the extent that the nature and amount of such obligations are apparent on the face of such Assumed Contracts or from information provided by Seller to Buyer in writing prior to the date hereof, and specifically excluding all warranty liabilities and all liabilities for damages relating to the use of Seller's products arising under such Assumed Contracts prior to the date hereof (the "Assumed Liabilities");

          1.3.2     Seller's obligations under the documents reflecting Listed Real Property Rights and Listed Lease Rights other than obligations due from Seller on or before the Closing Date (defined below) and not yet performed or obligations resulting from a breach of any agreement of Seller;

          1.3.3     Seller's accounts payable to the extent, but only to the extent, that such accounts payable are reflected in Schedule 1.3.3; and

          1.3.4     Seller's obligations for principal and accrued interest under that certain note (the "Noga Note"), dated October 11, 2006, payable to George Noga. Buyer shall assume this obligation by issuing and delivering to Mr. Noga a new note from Buyer to Mr. Noga substantially in the form attached hereto as Exhibit A. At the Closing, Mr. Noga will surrender his existing note for cancellation.

        1.4    Retained Liabilities.    Except for the Assumed Liabilities, Buyer shall not assume, by virtue of this Agreement or the transactions contemplated hereby, and shall have no liability for, any debts, liabilities or obligations of Seller of any kind, character or description whatsoever regardless of whether any such debt, liability or obligation is disclosed in this Agreement or in any Exhibit hereto (the "Retained Liabilities").

2.    Purchase Price.

        The purchase price for the Assets (the "Purchase Price"), which shall be payable at Closing consists of:

            (i)  $500,000 (reduced by the amount, if any, by which the excess of current receivables assumed by Buyer over trade payables assumed by Buyer, in each case as of the close of business on the business day next preceeding the Closing is less than $122,600) shall be payable in cash by wire transfer of same immediately available funds;

           (ii)  250,000 shares of Buyer's common stock, $0.00001 par value, (the "Shares") to be issued to Seller at the Closing; and

          (iii)  Buyer's assumption of the Assumed Liabilities.

3.    Deliveries at Closing.

        3.1    Seller's Deliveries.    At the Closing, Seller shall deliver, execute and deliver, or cause to be executed and delivered, to Buyer:

          3.1.1     a bill of sale, assignment and assumption agreement for the Assets and Assumed Liabilities, in the form attached hereto as Exhibit B;

          3.1.2     the materials described in Exhibit C (the "Materials");

          3.1.3     consents to assignments, if necessary, of the Assumed Contracts;

          3.1.4     all written warranties, guarantees, or similar documents that are in Seller's possession and that relate to the Assets;

          3.1.5     all documents required to transfer and convey the IP;

          3.1.6     such documents as shall be required to convey and transfer the IP;

          3.1.7     such other documents and instruments as shall be reasonably requested by Buyer in order to carry out the intent of this Agreement: and

          3.1.8     a written certification signed by the Sole Manager of Seller to the effect that (i) Seller's representations and warranties in Section 5 of this Agreement are true and correct as of the Closing; and (ii) Seller has complied with all of its covenants in Section 7 of this Agreement.

        3.2    Buyer's Deliveries.    At Closing, Buyer shall countersign the documents referred to in Section 3.1 which require Buyer's countersignature and shall deliver to Seller the Purchase Price in the manner set forth in Section 2 of this Agreement and shall deliver the Noga Note and the payment referred to in Section 1.3.4 to Mr. Noga.

        3.3    Form and Transmission of Documents.    If the form of any document is not specified by an Exhibit attached hereto, then the form shall be reasonably satisfactory to Seller's and Buyer's counsel. The parties expressly acknowledge and agree that this Agreement, as well as any other document to be executed at the Closing, may be transmitted by facsimile or other form of electronic transmission for execution and that a facsimile or other electronic copy of the signature of any party shall be a valid, binding and enforceable signature of that party as if it were an original signature of that party.

        3.4    Inspection and Preservation of Materials.    Promptly upon execution of this Agreement, Seller shall provide copies of all of the Materials for inspection and testing by Buyer. Following such inspection and testing, such copies shall be held pending the Closing by counsel to Seller, which counsel shall preserve all of the Materials in the form delivered to it.

4.    Closing.

        The closing of the transactions contemplated by this Agreement (the "Closing") shall take place as soon as practicable after the satisfaction or waiver of all the conditions in Sections 9 and 10 hereof (excluding conditions that, by their terms, are to be satisfied at the Closing), or at such other time and place as mutually agreeable to the parties (the "Closing Date") and Buyer shall be entitled to take possession of the Assets at that time, subject to payment of the Purchase Price in accordance with Section 2 of this Agreement. The Assets shall be conveyed to Buyer free and clear of all debts, security and other third party interests, liens and encumbrances on the Closing Date.

5.    Representations and Warranties of Seller.

        Seller represents and warrants to Buyer that, except as set forth in a Schedule of Exceptions attached hereto as Schedule 5 (the "Schedule of Exceptions"):

        5.1    Organization and Authorization.    Seller is duly organized, validly existing and in good standing under the laws of the State of Texas, and has all requisite organizational power and authority to own the Assets and to perform the actions contemplated by this Agreement. The execution, delivery and performance of this Agreement by Seller has been duly authorized by all requisite action on the part of Seller, and this Agreement is a valid and legally binding obligation of Seller, enforceable in accordance with its terms, except to the extent that enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium, or similar laws now or hereafter in effect relating to the rights and remedies of creditors generally, and (b) general principles of equity.

        5.2    Financial Statements.    Schedule 5.2 contains true and accurate copies of (i) Seller's balance sheets as at January 31, 2007 and December 31, 2006 and 2005; and (ii) statements of income (loss), members' equity and cash flows for each of the respective periods then ended (collectively, the Financial Statements"). Each of the Financial Statements has been prepared in accordance with GAAP, consistently applied (except for the omission of certain footnotes and, in the case of Financial Statements at and for the two months ended February 28,2007, the absence of regular year-end adjustments, none of which would materially impact such Financial Statements) and fairly presents the financial conditions or results of operations of Buyer at the dates and for the periods indicated. Seller does not have any liability or obligation (whether absolute, accrued, contingent or other, and whether due or to become due) which is not appropriately accrued, reserved against or disclosed in the most recent Financial Statements, other than liabilities incurred in the ordinary course of business consistent with past practice since the date of the most recent Financial Statements.

        5.3    Absence of Changes.    Since the date of the most recent Financial Statements, there has not occurred:

          5.3.1     Any material adverse change in Seller's business or prospects or any event, occurrence, development or state of circumstances or facts which could reasonably be expected to result in such a material adverse change;

          5.3.2     Any damage, destruction or casualty loss, whether insured against or not, to any of Seller's assets or properties;

          5.3.3     Any increase in the rate or terms of compensation payable or to become payable by Seller to its directors, officers or key employees; any increase in the rate or terms of any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any such directors, officers or key employees; any special bonus or remuneration paid; or any written employment contract executed or amended;

          5.3.4     Any entry into any agreement, commitment or transaction (including, without limitation, any borrowing, capital expenditure or capital financing or any amendment, modification or termination of any existing agreement, commitment or transaction) by Seller, which is material to the business, results of operations, financial condition or prospects of Seller, except agreements, commitments or transactions in the ordinary course of business and consistent with past practices or as expressly contemplated in this Agreement;

          5.3.5     Any conduct of business that is outside the ordinary course of business or not substantially in the manner that Seller previously conducted its business;

          5.3.6     Any purchase or other acquisition of property, any sale, lease or other disposition of property, or any expenditure, except in the ordinary course of business;

          5.3.7     Any incurrence of any noncontract liability which, either singly or in the aggregate is material to the business, results of operations, financial condition or prospects of Seller;

          5.3.8     Any encumbrance or consent to encumbrance of any property or assets except in the ordinary course of business; or

          5.3.9     Any change in the assets, liabilities, licenses, permits or franchises of Seller, or in any agreement to which Seller is a party or is bound, which has had or reasonably could be expected to have a material adverse effect on Seller's business or prospects.

        5.4    Assumed Contracts.    Each of the Assumed Contracts is valid and is in full force and effect. A true, complete, current and accurate copy of each Listed Contract has been delivered to Buyer. Seller is not, and, to Seller's knowledge, the other party or parties thereto are not, in material default under any of the Assumed Contracts, and Seller has not received any notice from any other party to any Assumed Contract in which the other party asserted that Seller has committed any breach of, or is in default under, such Assumed Contract. To Seller's knowledge, the IP is sufficient to permit Buyer to perform all of Seller's obligations under the Assumed Contracts.

        5.5    Intellectual Property.

          5.5.1    Company Technology, Technology Related Assets and Technology Rights.    Seller owns all right, title and interest in and to, or has a valid and enforceable license in and to, free and clear of any lien, pledge, charge, security interest, encumbrance, mortgage, lease, license, equitable interest, or other claim (other than infringement claims) or restriction of any kind whatsoever, the following, as required to support the products and tools for which Seller has undertaken pre-commercial release development efforts or has commercially released during the two years prior to the date of this Agreement (the "Products"): (a) all of the Scheduled IP; (b) all other intellectual property required to support the Products; and (c) with respect to IP owned by Seller, all goodwill associated therewith and all rights and causes of action for infringement, misappropriation, misuse, dilution or unfair trade practices associated therewith.

          5.5.2    Products.    Schedule 5.5.2 sets forth a list of all of the Products. Seller owns all right, title and interest in and to the Products, free and clear of any lien, pledge, charge, security interest, encumbrance, mortgage, lease, license, equitable interest, or other claim (other than infringement claims) or restriction of any kind whatsoever, together with (a) all codes, techniques, software tools, formats, designs, user interfaces, content and "look and feel" related thereto; (b) any and all updates, enhancements, corrections, modifications, improvements and new releases related thereto; (c) any and all technology and work in progress related thereto; and (d) all inventions, discoveries, processes, designs, trade secrets, know-how and other confidential or proprietary information related thereto.

          5.5.3    Third Party Technology.    Schedule 5.5.3 sets forth a list of all technology used in Seller's business or incorporated in the Products for which Seller does not own all right, title and interest (collectively, the "Third Party Technologies"), and all license agreements or other contracts pursuant to which Seller has the right to use, or to license third parties to use (in the manner used by Seller or its licensees), the Third Party Technologies (the "Third Party Licenses"), indicating, with respect to each of the Third Party Technologies listed therein, the owner thereof and the Third Party License applicable thereto (but excluding agreements or contracts for off-the-shelf Third Party Technologies acquired and used by Company pursuant to a standard nonexclusive end user license). Seller has the lawful right to use and/or license the use thereof to licensees of Seller, as the case may be (free of any restriction not expressly set forth in the Third Party Licenses), (a) all Third Party Technology that is incorporated in or used in the development or production of the Products and (b) all other Third Party Technologies necessary for the conduct of Seller's business as now conducted and all such rights are assignable to Buyer and shall be so assigned upon consummation of the transactions contemplated by this Agreement. Seller is under no obligation to make any royalty or other payments in respect of any Third Party Technologies after the date hereof. Furthermore, (i) all Third Party Licenses are valid, binding and in full force and effect against Seller and, to Seller's knowledge, each other party thereto, (ii) all parties have performed their obligations thereunder, and neither the Seller nor, to Seller's knowledge, any other party thereto is in default thereunder; and (iii) to Seller's knowledge, there has not occurred any event or circumstance that with notice or lapse of time or both would constitute a default or event of default on the part of Seller or, to Seller's knowledge, any other party thereto or give to any other party thereto the right to terminate or modify any Third Party License. Seller has not received notice that any party to any Third Party License intends to cancel, terminate or refuse to renew (if renewable) such Third Party License or to exercise or decline to exercise any option or right thereunder.

          5.5.4    Trademarks.    Schedule 5.5.4 sets forth a list of all trademarks, trade names, brand names, service marks, logos or other identifiers for the Products or otherwise used by Seller in its business (the "Marks"). Seller has full legal and beneficial ownership, free and clear of any lien, pledge, charge, security interest, encumbrance, mortgage, lease, license, equitable interest, or other claim (other than infringement claims) or restriction of any kind whatsoever, of all rights conferred by use of the Marks in connection with the Products or otherwise in Seller's business and, as to those Marks that have been registered in the United States Patent and Trademark Office or similar foreign registration office, by federal and/or foreign registration of the Marks.

          5.5.5    Intellectual Property Rights.    Schedule 5.5.5 sets forth all patents, patent applications, copyright applications and certificates of registration, and trademark applications and certificates of registration (collectively, the "IP Registrations") associated with the Intellectual Property and the Marks. Seller owns all right, title and interest, free and clear of any lien, pledge, charge, security interest, encumbrance, mortgage, lease, license, equitable interest, or other claim (other than infringement claims) of any kind whatsoever, in and to the IP Registrations, together with any statutory, common law and other rights in or to any copyrights, Marks, trade secret rights and other intellectual property rights (including, without limitation, rights of enforcement) contained or embodied in Intellectual Property and the Marks (collectively, the "IP Rights"), except for that certain Security Agreement entered into in connection with the Noga Note which shall be terminated upon the assumption by Buyer of Seller's obligations for principal and accrued interest under the Noga Note, a security interest held by MR Exploration Ventures, LLC currently subordinated to the Noga Note which shall remain an obligation of Seller but for which the collateral shall be substituted to cover the Shares rather than the existing assets of Seller, and a royalty obligation owed to Phil Whisenhunt which shall be terminated prior to the Closing Date.

          5.5.6    Maintenance of Rights.    Seller has not conducted its business, and has not used or enforced (or, to Seller's knowledge, failed to use or enforce) the IP Rights, in a manner that would result in the abandonment, cancellation or unenforceability of any item of the IP Rights or the IP Registrations, and Seller has not taken (or, to Seller's knowledge, failed to take) any action that would result in the forfeiture or relinquishment of any IP Rights or IP Registrations, in each case where such abandonment, cancellation, unenforceability, forfeiture or relinquishment has had or could reasonably be expected to adversely affect the IP or its value in any material respect. Seller has not granted or agreed to grant to any third party any rights or permissions to use or disclose, any of the IP.

          5.5.7    Third Party Claims.    (a) Seller has not received any notice or claim (whether written, oral or otherwise) challenging Seller's ownership or rights in the IP or claiming that any other person has any legal or beneficial ownership with respect thereto; (b) to Seller's knowledge, all the IP Rights are legally valid and enforceable without any qualification, limitation or restriction on their use, (c) Seller has not received any notice or claim (whether written, oral or otherwise) challenging the validity or enforceability of any of the IP Rights; and (d) to Seller's knowledge, no other Person is infringing or misappropriating any part of the IP Rights or otherwise making any unauthorized use of the IP.

          5.5.8    Infringement by Seller.    (a) To Seller's knowledge, the development, production, use, marketing, licensing and sale of any of the Products does not and, if developed, produced, used, marketed, licensed and sold as currently contemplated by Seller, will not infringe, violate or interfere with or constitute an appropriation of any right, title or interest (i) of any patent or trademark held by any other person, or (ii) of any copyright, trade secret right or other intellectual property right held by any other person, and (iii) with respect to both clauses (i) and (ii), there have been no claims made with respect thereto; (b) to Seller's knowledge, the use of any of the IP by Buyer in connection with uses or products substantially similar to the uses currently made thereof by Seller or to the Products will not infringe, violate or interfere with or constitute an appropriation of any right, title or interest held by any other person, and there have been no claims made with respect thereto; and (c) Seller has not received any notice or claim (whether written, oral or otherwise) regarding any infringement, misappropriation, misuse, abuse or other interference with any third party intellectual property or proprietary rights by Seller, the IP or the Products, or claiming that any other person has any claim of infringement with respect thereto.

          5.5.9    Confidentiality.    (a) Seller has not disclosed any source code relating to any IP to any person other than Buyer or an employee or consultant of Seller who is under a written nondisclosure agreement; (b) Seller has at all times maintained and diligently enforced commercially reasonable procedures to protect all confidential information relating to the IP; (c) neither Seller nor any escrow agent is under any contractual or other obligation to disclose the source code or any other proprietary information included in or relating to the IP; and (d) Seller has not deposited any source code relating to the IP into any source code escrows or similar arrangements.

          5.5.10    Warranty Against Defects.    The executable code for the Products is free from known defects that could reasonably be expected to have a material adverse effect on the function or value of the Products and substantially conforms to the applicable specifications, documentation and samples of such Products.

          5.5.11    Domain Names.    Schedule 5.5.11 sets forth a list of all Internet domain names used by Seller in its business (collectively, the "Domain Names"). To Seller's knowledge, Seller has, and upon and after the Closing Buyer will have, a valid registration and all rights granted under such registrations (free of any other restrictions) in and to the Domain Names.

          5.5.12    Indemnification.    Except as provided in licenses of Seller's Products (copies of which have been delivered to Buyer), Seller has not entered into any agreement granting any person the right to bring any infringement action with respect to, or otherwise to enforce, any of Seller's rights in the IP.

        5.6    No Litigation.    There are no legal, administrative, arbitration or other proceedings or governmental investigations pending or, to the Seller's knowledge, threatened against Seller seeking to enjoin or prohibit Seller's execution of this Agreement or the consummation of the transactions contemplated herein or seeking damages as a result of any such actions.

        5.7    Compliance with Law.    Seller has operated its business in substantial compliance with all applicable laws, rules, regulations and permits, including, without limitation, all applicable laws relating to employment and protection of the environment.

        5.8    Employee Plans.    Seller does not now and never has operated, and Seller's employees are not now and never have been beneficiaries under,:

          5.8.1     Any defined benefit plan;

          5.8.2     Any multiemployer plan;

          5.8.3     Any employee benefit plan providing health benefits to retired employees; or

          5.8.4     Any employee medical or dental plan that is or was not fully insured by a person other than Seller.

Except for obligations having accrued since the date of the most recent Financial Statements (which obligations are not materially different in kind or amount from those historically applicable to Seller, Seller has paid or adequately reserved for all of its obligations under its employee benefit plans.

        5.9    No Violation.    Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will result in any violation, termination or modification of, or be in conflict with, the Seller's charter documents; or result in a breach of or constitute a default (or with notice or lapse of time or both would become a default), or give to others any rights, under the terms of any contract, instrument or other agreement to which Seller is a party or by which Seller is bound or affected.

        5.10    Title to Assets.    Seller is the sole and exclusive legal and equitable owner of, and has good and indefeasible title to, all of the Assets and, upon the Closing as provided herein, Buyer will receive the Assets free and clear of liens, claims, charges, imperfections of title, obligations, restrictions, or encumbrances of any kind or nature whatsoever.

        5.11    Taxes.    Seller has paid or appropriately reserved for any and all taxes that it has been required to pay. Seller has complied with its obligations relating to withholding.

        5.12    Consents and Approvals.    No consent, approval, or authorization of or designation, declaration, or filing with any governmental authority or other person or entity is required on the part of Seller in connection with the execution, delivery or performance of this Agreement, the transfer of the Assets, or the consummation of the transactions contemplated hereby.

        5.13    Disclosure.    In the course of providing information to Buyer in support of its due diligence investigation of Seller, Seller has not intentionally misstated information or intentionally withheld information requested by Buyer that Seller reasonably believed to be material to an assessment of the value of the Assets or the nature of the Assumed Contracts. To Seller's knowledge, no information provided by Seller to Buyer contained, as of the date on which it was so provided, any untrue statement or omitted any material fact necessary to cause the information so provided, in light of the circumstances in which it was provided, to be not misleading.

        5.14    No Finder or Broker.    Seller has not engaged any finder or broker in connection with the transactions contemplated in this Agreement.

        5.15    Creditors' Rights.    Seller has conducted a commercially reasonable investigation of the fair market value of the Assets and determined that the Purchase Price is reasonably equivalent to the value of the Assets. The sale of the Assets to Buyer is not intended to hinder, delay or defraud any creditor of Seller.

6.    Representations and Warranties of Buyer.

        Buyer hereby represents and warrants to Seller as follows:

        6.1    Organization and Authorization.    Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to enter into and perform its obligations under this Agreement and under any other agreements, instruments or documents to be entered into by it pursuant to or in connection with this Agreement. The execution, delivery and performance of this Agreement by the Buyer has been duly authorized by all requisite corporate action, and this Agreement is a valid and legally binding obligation of Buyer, enforceable in accordance with its terms, except to the extent that enforceability may be limited by (a) insolvency, reorganization, moratorium, or similar laws now or hereafter in effect relating to the rights and remedies of creditors generally, and (b) general principles of equity.

        6.2    No Violation.    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in any violation, termination or modification of, or be in conflict with, the Buyer's certificate of incorporation or by-laws, or result in a breach of or constitute a default (or with notice or lapse of time or both would become a default), or give to others any rights, under the terms of any contract, instrument or other agreement to which Buyer is a party or by which Buyer is bound or affected.

        6.3    Litigation.    There are no legal, administrative, arbitration or other proceedings or governmental investigations pending or, to Buyer's knowledge, threatened against Buyer seeking to enjoin or prohibit Buyer's execution of this Agreement or the consummation of the transactions contemplated herein or seeking damages as a result of any such actions.

        6.4    No Finder or Broker.    Buyer has not engaged any finder or broker in connection with the transactions contemplated in this Agreement.

        6.5    Valid Issuance of Shares.    The Shares, when issued, sold and delivered in accordance with the terms of this Agreement, will be duly and validly existing, fully paid and nonassessable, and will be free of restrictions on transfer imposed by or through Buyer except for restrictions on transfer under applicable securities laws, and when issued, will represent not less than 10% of Buyer's outstanding common stock (which common stock shall constitute the only class of stock then having been issued or being issuable upon conversion of other instruments then outstanding), inclusive of shares of Buyer's common stock issuable upon conversion of any convertible debt or equity instruments, including instruments issued in the Note Financing.

7.    Covenants of Seller.

        7.1    Best Efforts to Close.    Seller shall use its best efforts to cause the Closing to occur at the earliest reasonably practicable date.

        7.2    Preservation of Intellectual Property; Removal of Liens.    Seller shall use its reasonable commercial efforts to maintain the IP and the Materials and shall use its best efforts to cause the liens thereon described in Section 5.5.5 to be removed as provided in that Section.

        7.3    Confidentiality.    After the Closing, Seller shall not, and shall use its best efforts to cause Seller's shareholders not to: (a) use, publish or disclose to any third party any confidential or proprietary information comprising part of the Assets transferred from Seller to Buyer at Closing; or (b) use, publish or disclose any confidential information concerning Buyer which was received in connection with the transactions contemplated herein; provided, however, that the foregoing restrictions shall not apply to information: (i) included in Section (b) above that initially became known to Seller without a confidentiality restriction; (ii) included in Sections (a) or (b) above that is or thereafter becomes lawfully obtainable from other sources not under a confidentiality restriction; (iii) that is necessary to enforce Seller's rights under or defend against a claim asserted under this or any other agreement with Buyer or any agreement with a third party; (iv) that is necessary or appropriate to disclose to any regulatory authority or governmental agency having jurisdiction over Seller or as otherwise required by law; or (v) that is necessary to satisfy Seller's obligations under this Agreement.

        7.4    Cooperation.    After Closing, Seller shall cooperate with Buyer as reasonably necessary or desirable to effect the transition of the Assets to Buyer.

        7.5    Satisfaction of Claims.    Seller shall use the Purchase Price to pay or provide for the payment of its creditors prior to any distribution of the Purchase Price to its equity interest holders.

        7.6    Conduct of Business.    During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, unless Buyer shall otherwise consent in writing (which shall include electronic mail), which consent shall not be unreasonably withheld, conditioned or delayed, and except as otherwise contemplated by this Agreement, Seller shall use commercially reasonable efforts to (i) carry on its business in the ordinary course of its business and in a manner consistent with past practice, (ii) preserve intact its material business relationships with its customers, suppliers, distributors and others having business dealings with it, (iii) not terminate its officers and key employees, (iv) not purchase any material assets, and (v) not sell, transfer, license, lease or otherwise dispose of, or suffer or cause the encumbrance by any lien upon any of, its material properties or assets, tangible or intangible, or any interest therein, (vi) other than in the ordinary course of business consistent with past practice, not advance the collection of, or offer any incentives that lead to the advance collection of, its accounts receivable, (vii) other than in the ordinary course of business consistent with past practice, not materially modify its pricing practices, (viii) other than in the ordinary course of business consistent with past practice, not offer any material discounts, rebates or offsets, (ix) not sell or issue any equity interest in Seller, (x) not amend or modify Seller's organizational documents, (xi) not waive any material claim of out of the ordinary course of business consistent with past practice, (xii) not materially increase the compensation of any of its employees or materially alter the benefits provided to its employees except as required by law, (xiii) not permit any material insurance policy to lapse (unless replaced by an equivalent policy), and (xiv) operate in compliance with all material laws.

        7.7    Access to Information.    Upon reasonable advance notice to Seller and subject to the requirements of any laws governing access to information, Seller shall provide Buyer and its authorized agents and representatives with reasonable access, during normal business hours and without disruption to Seller's day-to-day business, from the date of this Agreement to the earlier of the Closing Date or termination of this Agreement, to the offices, properties, customers, suppliers, plants, other facilities and books and records pertaining to it and, during such period, it shall (and shall cause the Company to) furnish to such representatives all financial, operating and other data and other information concerning Seller and personnel employed by Seller as may reasonably be requested. Any access provided pursuant to this Section 7.7 may, at Seller's option, be subject to or with the participation of Seller or a designated representative of Seller.

8.    Covenant of Buyer.

        Buyer shall use its best efforts to cause the Closing to occur at the earliest reasonably practicable date.

9.    Buyer's Closing Conditions.

        9.1    Conditions.    The obligations of Buyer hereunder are subject to the satisfaction of all of the following conditions as of the time of the Closing, except those which are waived in writing by Buyer:

          9.1.1     the representations and warranties set forth in Section 5 hereof shall be true and complete as of the time of the Closing (except that representations and warranties which speak as of a specified date or period of time shall be true and correct only as of such date or period of time); provided, however, that for purposes of this Section 9.1.1, all representations and warranties of Seller shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, without regard to any materiality qualifiers set forth therein, individually or in the aggregate, would be reasonably likely to have a material adverse effect on the Assets or the business of Seller as carried on by Buyer;

          9.1.2     the covenants of Seller set forth in Section 7 hereof shall have been fully performed by Seller in all material respects;

          9.1.3     all documents referred to in Section 3.1 of this Agreement shall be delivered or executed and delivered, as the case may be, to Buyer at Closing;

          9.1.4     no substantive legal objection to the transactions contemplated by this Agreement shall have been threatened by or received from any governmental department or agency; and no action, investigation or proceeding shall have been instituted against, and no order, decree or judgment of any court, agency, commission or governmental authority shall be subsisting against Buyer or Seller which seeks to, or would, render it unlawful as of the Closing to effect the asset sale in accordance with the terms hereof, and no such action shall seek damages in a material amount by reason of the transactions contemplated hereby;

          9.1.5     all proceedings in connection with the sale and purchase and all certificates and documents delivered to Buyer pursuant to this Agreement shall be satisfactory in form and substance to Buyer and its counsel acting reasonably and in good faith;

          9.1.6     no action, suit or proceeding is pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge could (i) prevent either party from executing and delivering this Agreement, (ii) prevent consummation of any of the transactions contemplated by this Agreement or (iii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling or charge shall be in effect);

          9.1.7     there shall not have been commenced any voluntary or involuntary case or proceeding for relief or reorganization or arrangement of Seller, or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or similar law of any jurisdiction, or for appointment of a trustee, custodian or receiver for Seller or for a substantial part of its assets or property that has not been discharged;

          9.1.8     the security interests on certain intellectual property of Seller described in Section 5.5.5 shall have been removed as described in that Section; and

          9.1.9     the Technology Assignment and the Note Financing shall close contemporaneously with the Closing.

        9.2    Failure of Condition.    If any of the conditions set forth in Section 9.1 hereof have not been satisfied as of the time of the Closing, then Buyer may terminate this Agreement by written notice delivered to Seller, whereupon Buyer shall be relieved of all liability hereunder; or Buyer may waive the unsatisfied condition or conditions and proceed with the Closing. Buyer's waiver of any unsatisfied condition of the Closing shall not constitute a waiver by Buyer of any other condition or any right or remedy to which Buyer may be entitled.

10.    Seller's Closing Conditions.

        10.1    Conditions.    The obligations of Seller hereunder are subject to the satisfaction of all of the following conditions as of the time of the Closing, except those which are waived in writing by Seller:

          10.1.1     the representations and warranties set forth in Section 6 hereof shall be true and complete as of the time of the Closing (except that representations and warranties which speak as of a specified date or period of time shall be true and correct only as of such date or period of time); provided, however, that for purposes of this Section 10.1.1, all representations and warranties of Seller shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, without regard to any materiality qualifiers set forth therein, individually or in the aggregate, would be reasonably likely to have a material adverse effect on Seller;

          10.1.2     all documents referred to in Section 3.2 of this Agreement which are required to be delivered to Seller, shall be executed and delivered to Seller at the Closing;

          10.1.3     no substantive legal objection to the transactions contemplated by this Agreement shall have been threatened by or received from any governmental department or agency; and no action, investigation or proceeding shall have been instituted against, and no order, decree or judgment of any court, agency, commission or governmental authority shall be subsisting against Buyer or Seller which seeks to, or would, render it unlawful as of the Closing to effect the asset sale in accordance with the terms hereof, and no such action shall seek damages in a material amount by reason of the transactions contemplated hereby;

          10.1.4     no action, suit or proceeding is pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge could (i) prevent either party from executing and delivering this Agreement, (ii) prevent consummation of any of the transactions contemplated by this Agreement or (iii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling or charge shall be in effect); and

          10.1.5     Buyer shall have paid to Seller the Purchase Price.

          10.1.6     the Technology Assignment and the Note Financing shall close contemporaneously with the Closing.

        10.2    Failure of Condition.    If any of the conditions set forth in Section 10.1 hereof have not been satisfied as of the time of the Closing, then Seller may terminate this Agreement by written notice delivered to Buyer, in which event Seller shall be relieved of all liability hereunder; or Seller may waive the unsatisfied condition or conditions and proceed with the Closing. Seller's waiver of any unsatisfied condition of the Closing shall not constitute a waiver by Seller of any other right or remedy to which Seller may be entitled.

11.    Survival.

        The covenants, representations, and warranties set forth herein shall survive the Closing for a period of three years.

        Notwithstanding the foregoing, if written notice of a claim under this Agreement has been given, then the rights of the claimant with respect to such claim, and the obligations of any party hereto with respect to such claim pursuant to Section 12 hereof, shall survive until such claim has finally been resolved.

12.    Indemnification.

        12.1     Seller shall defend, indemnify and hold Buyer and its officers, directors, agents, successors and assigns harmless from, against, and in respect of any and all claims, costs, expenses (including the reasonable fees of counsel), liabilities, obligations, losses, damages, actions, suits, or proceedings, of any nature ("Indemnifiable Losses") (i) arising in connection with the breach by Seller of any representation or warranty made by Seller herein that survives, in accordance with Section 11, until the date of any claim made in regard thereto under this Section 12.1 (in each case, without regard to any qualification or limitation with respect to "materiality," whether by reference to "in any material respect," "material adverse effect" or any other use of "material"), (ii) arising from or in connection with Seller's failure to perform any covenant or agreement made by Seller herein, or (iii) resulting from any claim by or in the name of any member of Seller based on the assertion that the transactions contemplated in this Agreement were unfair to such member. Notwithstanding the foregoing or anything to the contrary in this Agreement, Seller shall not be liable under this Section 12.1 unless and until the aggregate damages for which it would otherwise be liable exceed $25,000 (at which point Seller shall become liable for the aggregate damages, and not just amounts in excess of $25,000). Furthermore, Seller shall not be obligated under this Section 12 for more than the Purchase Price.

        12.2     Buyer shall defend, indemnify and hold Seller harmless from, against, and in respect of any and all Indemnifiable Losses (i) arising in connection with the breach by Buyer of any representation or warranty made by Buyer herein that survives, in accordance with Section 11, until the date of any claim made in regard thereto under this Section 12.2, or (ii) arising from or in connection with Buyer's failure to perform any covenant or agreement made by Buyer herein. Notwithstanding the foregoing or anything to the contrary in this Agreement, Buyer shall not be liable under this Section 12.2 unless and until the aggregate Indemnifiable Losses for which it would otherwise be liable exceed $25,000 (at which point the Buyer shall become liable for the aggregate damages, and not just amounts in excess of $25,000).

        12.3    Matters Involving Third Parties.    (a) If any third party notifies any party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against the other party (the "Indemnifying Party") under this Section 12, the Indemnified Party shall, if a claim in respect thereof is to be made under this Section 12, promptly (and in any event within fifteen business days after receiving notice of the Third Party Claim) notify the Indemnifying Party thereof in writing (a "Third Party Claim Notice"); provided, however, that the failure to make timely notice shall not relieve the Indemnifying Party of its obligations under this Section 12 except to the extent the Indemnifying Party is damaged by such failure. The Third Party Claim Notice shall include a description of the Third Party Claim and copies of all documents evidencing the claim that have been received by the Indemnified Party. The Indemnifying Party will have twenty (20) days from receipt of such Third Party Claim Notice to determine whether or not (i) the Indemnifying Party will, at its sole cost and expense, defend against such Third Party Claim and/or (ii) the Indemnifying Party is disputing the claim for indemnity hereunder.

        (b)   If, by 5:00 p.m., Pacific time on the last day of the twenty (20) day period set forth in Section 12.3(a), the Indemnifying Party (i) does not respond to the Third Party Claim Notice, (ii) responds to the Third Party Claim Notice, but disputes the claim for indemnity hereunder and elects not to assume the defense, or (iii) responds to the Third Party Claim Notice and does not dispute the claim for indemnity but elects not to assume the defense, the Indemnified Party shall have the right to defend against any such Third Party Claim by appropriate proceedings or to settle or pay any such Third Party Claim for such an amount as the Indemnified Party shall deem reasonably appropriate and the Indemnifying Party shall promptly pay all Indemnifiable Losses actually resulting from the final determination of the Third Party Claim in accordance with subparagraph (e) below; provided, that in the case of clause (ii) of this subparagraph (b), any right of the Indemnified Party to recover from the Indemnifying Party shall depend on the resolution of the dispute as to the right of indemnity

        (c)   If the Indemnifying Party disputes the right to indemnity, but nevertheless elects to defend against any such Third Party Claim or settle or pay any such Third Party Claim, any right of the Indemnified Party to recover from the Indemnifying Party shall depend on the resolution of the dispute as to the right of indemnity.

        (d)   Notwithstanding anything herein to the contrary, if the Indemnifying Party notifies the Indemnified Party that it will defend against or settle any Third Party Claim:

            (i)  such defense or settlement shall be at the sole cost and expense of the Indemnifying Party, except for costs and expenses of the Indemnified Party's counsel, if any, pursuant to items (v) and (vi) below;

           (ii)  the Indemnifying Party and its counsel shall conduct such defense or settlement at all times in good faith;

          (iii)  the Indemnifying Party and its counsel shall, at the reasonable request of the Indemnified Party, provide periodic updates to the Indemnified Party in order to keep the Indemnified Party fully informed as to its conduct of such defense or settlement, and shall not compromise or settle such Third Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld or delayed) unless such settlement or compromise does not subject the Indemnified Party to any monetary liability or injunction or other equitable relief, and includes a complete release of the Indemnified Party from all liability with respect to such Third Party Claim;

          (iv)  the Indemnified Party shall reasonably cooperate with the Indemnifying Party, including making available to the Indemnifying Party, all relevant witnesses and pertinent documents and information and appropriate personnel;

           (v)  the Indemnified Party may elect to employ its own counsel and participate in such defense or settlement at the Indemnified Party's sole cost and expense, but the control of such defense and the settlement shall rest with the Indemnifying Party;

          (vi)  notwithstanding the Indemnifying Party's election to defend against or settle the Third Party Claim, the Indemnified Party may, upon written notice to the Indemnifying Party, elect to employ its own counsel (who shall be reasonably acceptable to the Indemnifying Party) if the Indemnifying Party is also an entity against whom the Third Party Claim is made and the Indemnified Party has been advised by counsel that (x) representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct or (y) the Indemnified Party has available to it one or more defenses or counterclaims that are inconsistent with, different from, or in addition to one or more of those that may be available to the Indemnifying Party with respect to such Third Party Claim; and

         (vii)  in no event shall the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

        (e)   Subject to the other provisions of this Section 12.3, if the Indemnifying Party:

            (i)  does not respond to a Third Party Claim Notice by 5:00 p.m., Pacific time on the last day of the twenty (20) day period set forth in Section 12.3(a);

           (ii)  does not elect to defend against any Third Party Claim for which it does not dispute the Indemnified Party's right to indemnity;

          (iii)  does not elect to defend against any Third Party Claim for which it disputes the Indemnified Party's right to indemnity, and such dispute is resolved in a manner affirming the Indemnified Party's right to indemnity;

          (iv)  elects to defend against any Third Party Claim for which it does not dispute the Indemnified Party's right to indemnity hereunder; or

           (v)  elects to defend against any Third Party Claim for which it does dispute the right to indemnity, to the extent the dispute is resolved in a manner affirming the Indemnified Party's right to indemnity;

  then the Indemnifiable Losses resulting from the settlement or the final, non-appealable adjudication of such Third Party Claim, or that portion thereof as to which the defense is unsuccessful, shall promptly be paid by the Indemnifying Party to the Indemnified Party.

13.    Notices.

        13.1    Manner.    Any notice, demand, consent, approval, request, or other communication ("Notice") required or permitted under this Agreement must be in writing and either delivered personally or sent by facsimile transmission (provided that confirmation of transmission is generated concurrently therewith), overnight delivery, express mail, certified or registered mail, postage prepaid, return receipt requested.

        13.2    Addressee.    A Notice must be addressed in the case of Buyer, to the attention of Johan Liedgren at the principal business address of Buyer, and in the case of Seller to the attention of George Noga, 5151 Belt Line Rd., Suite 1100, Dallas, Texas 75254, with a copy to MR Exploration Ventures LLC, 5956 Sherry Lane, Suite 930, Dallas, Texas 75225.

        13.3    Changes.    Either party may designate, by Notice to the other in the manner specified herein, substitute addresses or addressees for Notices, and thereafter, Notices are to be directed to those substitute addresses or addressees.

14.    Termination.

        14.1    Termination.    This Agreement may be terminated at any time prior to the Closing, whether before or after approval of this Agreement and the consummation of the transactions contemplated by this Agreement by the Seller and Buyer as below:

          14.1.1     by mutual consent of Buyer and the Seller;

          14.1.2     by Buyer (provided that Buyer is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there has been a breach by the Seller of any of its representations, warranties, covenants or agreements contained in this Agreement, or any such representation and warranty shall have become untrue, and the breach shall remain uncorrected following notice and a reasonable time to cure or it reasonably appears that such breach cannot be corrected within a reasonable period of time;

          14.1.3     by Buyer (provided that Buyer is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there is a non-satisfaction of a condition to Buyer closing this transaction, which Buyer does not waive in writing;

          14.1.4     by Seller (provided that the Seller is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there has been a breach by Buyer of any of its representations, warranties, covenants or agreements contained in this Agreement, or any such representation and warranty shall have become untrue and the breach shall remain uncorrected following notice and a reasonable time to cure or it reasonably appears that such breach cannot be corrected within a reasonable period of time;

          14.1.5     by Seller (provided that Seller is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there is a non-satisfaction of a condition to Seller closing this transaction, which Seller does not waive in writing;

          14.1.6     by either Buyer or the Seller if any decree, permanent injunction, judgment, order or other action by any court of competent jurisdiction or any governmental entity preventing or prohibiting consummation of the transfer of the Assets; or

          14.1.7     by either Seller or Buyer if the Closing shall not have been consummated by May 30, 2007 unless the failure to consummate the Closing prior to that date is attributable to the inaccuracy of any representation or warranty of the party seeking to terminate this Agreement or a failure on the part of such party to perform any obligation required to be performed by such party.

        14.2    Effect of Termination.    In the event of the termination of this Agreement by either the Seller or Buyer pursuant to this Section 14, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of Buyer, Seller or any party claiming by or through any of them (except for any liability of any party then in breach).

15.    Miscellaneous.

        15.1    Expenses.    All costs and expenses incurred by Buyer in connection with this Agreement and the transactions contemplated hereby shall be paid by Buyer. All costs and expenses incurred by Seller in connection with this Agreement and the transactions contemplated hereby shall be paid by the Seller.

        15.2    Headings.    The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        15.3    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

        15.4    Entire Agreement.    This Agreement (together with the Exhibits, Schedules and the other documents delivered pursuant hereto) constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person or entity any rights or remedies hereunder.

        15.5    Assignment.    This Agreement shall not be assigned by any party hereto by operation of law or otherwise.

        15.6    Parties in Interest.    This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, other than as expressly set forth herein is intended to or shall confer upon any other person or entity any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

        15.7    Mutual Drafting.    Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.

        15.8    Governing Law.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Washington, without regard to its principles of conflicts-of-law or choice-of-law.

        15.9    Counterparts.    This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

        15.10    Amendment.    This Agreement may be amended by the mutual agreement of the Seller and Buyer as evidenced by action taken by or on behalf of their respective boards of directors at any time prior to the Closing Date. This Agreement may not be amended except by an instrument in writing signed by the Seller and Buyer hereto.

        15.11    Waiver.    At any time prior to the Closing Date, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

        15.12    Public Announcement.    The parties shall agree on the timing, form and content of any public announcement relating to the transactions contemplated in this Agreement. In the absence of such agreement, neither party shall make any public announcement of such transactions except to the extent required by law.

Signatures appear on following page.

        IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

KRONA ACQUISITION CORPORATION
By:
Name:
Title:
SYNGENCE, LLC
By:
Name:
Title:

LIST OF EXHIBITS AND SCHEDULES

Exhibit	Description
A	Noga Note
B	Form of Bill of Sale; Assignment and Assumption Agreement
C	Materials
Schedule	Description
1	Scheduled IP
1.1.5	Listed Contracts
1.1.6	Listed Real Property Rights
1.1.7	Listed Lease Rights
1.3.3	Assumed Payables
5	Schedule of Exceptions
5.2	Financial Statements
5.5.2	Products
5.5.3	Third Party Technology
5.5.4	Trademarks
5.5.5	Intellectual Property Rights
5.5.11	Domain Names

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  Exhibit 10.13